Exhibit 15.2

Acknowledgment of Independent Auditor

With respect to post-effective Amendment No.1 to the Registration Statement on Form S-4 of First Midwest Bancorp, Inc., we acknowledge our awareness of the use therein of our report dated September 7, 2016 relating to our review of the unaudited condensed consolidated financial information of Standard Bancshares, Inc. and Subsidiaries.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of the Registration Statement prepared or certified by independent auditors, or a report prepared or certified by independent auditors within the meanings of Sections 7 and 11 of the Act.

/s/ RSM US LLP

Schaumburg, Illinois

October 26, 2016